FOURTH AMENDMENT AND JOINDER TO REVOLVING CREDIT
AND SECURITY AGREEMENT

This Fourth Amendment to Revolving Credit and Security Agreement (the “Amendment”) is effective as of this 31st day of December, 2010 by and among RAND A TECHNOLOGY CORPORATION, a corporation organized under the laws of the Province of Ontario (“Foreign Borrower”), RAND WORLDWIDE SUBSIDIARY, INC., a Delaware corporation and successor by merger of Rand Worldwide U.S., Rand Imaginit and Rand Michigan, each as defined below (f/k/a Avatech Worldwide Subsidiary, Inc., “Joining “Borrower” or “US Borrower” and together with the Foreign Borrower, collectively the “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On August 14, 2009, Rand Worldwide U.S. Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Rand Worldwide U.S.”), Rand Imaginit Technologies, Inc., a corporation organized under the laws of the State of Delaware (“Rand Imaginit”), Rand Technologies of Michigan, Inc., a corporation organized under the laws of the State of Michigan (“Rand Michigan”), Foreign Borrower, Lenders and Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto. The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

B. Effective as of December 31, 2010, (a) Rand Imaginit merged with and into Rand Worldwide U.S., (b) Rand Michigan merged with and into Rand Worldwide U.S., and (c) Rand Worldwide U.S. merged with and into Joining Borrower and, in connection therewith, the name of the Joining Borrower has been changed from “Avatech Solutions Subsidiary, Inc.” to “Rand Worldwide Subsidiary, Inc.” (the “Transactions”).

C. As a result of the Transactions, Agent and Lenders agree that (i) that certain Collateral Pledge Agreement dated as of August 14, 2009 by Rand Worldwide U.S. in favor of Agent shall be terminated effective as of the Effective Date and (ii) that certain Collateral Pledge Agreement dated as of August 14, 2009 by Rand Worldwide Foreign Holdings, Inc., a Delaware corporation (f/k/a Rand Worldwide, Inc.), in favor of Agent shall be amended such that the Equity Interests in Rand Worldwide U.S. shall no longer constitute Pledged Collateral (as such term is defined therein) as of the Effective Date.

D. Borrowers have requested that Agent and Lenders (i) modify certain provisions contained in the Loan Agreement, (ii) join Joining Borrower as a Borrower to the Loan Agreement, (iii) consent to the Transactions, and (iv) terminate the Guaranty executed by each Ampersand Guarantor, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Joinder.

(a) Upon the effectiveness of this Amendment, Joining Borrower joins in as, assumes the obligations and liabilities of, adopts the obligations, liabilities and role of, and becomes, a Borrower under the Loan Agreement and the Existing Financing Agreements. All references to Borrower or Borrowers contained in the Existing Financing Documents are hereby deemed for all purposes to also refer to and include Joining Borrower as a Borrower and Joining Borrower hereby agrees to comply with all terms and conditions of the Existing Financing Agreements as if Joining Borrower were an original signatory thereto.

(b) Without limiting the generality of the provisions of paragraph (a) above, Joining Borrower hereby becomes liable on a joint and several basis, along with all other Borrowers, for all Advances made by Lenders under the Existing Financing Agreements and all Obligations under the Existing Financing Agreements.

2. Amendments to Loan Agreement.

(a) On the Effective Date, a new definition shall be added to the Loan Agreement in its appropriate alphabetical location as follows:

“Fourth Amendment Closing Date” shall mean December 31, 2010.

“Rand Subsidiary” shall mean Rand Worldwide Subsidiary, Inc., a Delaware corporation formerly known as Avatech Solutions Subsidiary, Inc.

“Rand Worldwide” shall mean Rand Worldwide, Inc., a Delaware corporation, formerly known as Avatech Solutions Inc.

(b) On the Effective Date, the following definitions contained in Section 1.2 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin” for Revolving Advances and the facility fee under Section 3.3(b) hereof (herein referred to as the “Facility Fee”) shall mean, as of the Fourth Amendment Closing Date and through the delivery of the quarterly financial statements of Borrowers on a Consolidated Basis for the fiscal quarter ending December 31, 2011, the applicable percentage specified below:

APPLICABLE MARGINS FOR REVOLVING ADVANCES THAT ARE DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR REVOLVING ADVANCES THAT ARE EURODOLLAR RATE LOANS	APPLICABLE MARGINS FOR FACILITY FEE

1.75%	2.75%	.375%

Thereafter, effective as of the first Business Day following receipt by Agent of the quarterly financial statements of Borrowers on a Consolidated Basis for the previous fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for the Revolving Advances or the Facility Fee, as applicable, shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Fixed Charge Coverage Ratio (as determined in accordance with Section 6.5) ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

Fixed Charge Coverage Ratio	Applicable Margins for Revolving Advances that are Domestic Rate Loans	Applicable Margins for Revolving Advances that are Eurodollar Rate Loans	Applicable Margins for Facility Fee

Less than 1.75 to 1.00	2.50%	3.25%	.5%

Greater than or equal to 1.75 to 1.00 but less than 2.75 to 1.00	2.25%	3.00%	.5%

Greater than or equal to 2.75 to 1.00	1.75%	2.75%	.375%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Fixed Charge Coverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, the Agent determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) the proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Change of Ownership” shall mean (a) 100% of the Equity Interests of Rand Subsidiary is no longer owned or controlled by a Person who is its Original Owner, (b) 100% of the Equity Interests of Holdings is no longer owned or controlled by a Person who is its Original Owner, (c) 100% of the Equity Interests of Rand A is no longer owned or controlled by a Person who is its Original Owner, (d) 51% of the Equity Interests of Rand Worldwide is no longer owned or controlled by a Person who is its Original Owner, (e) 80% of the Equity Interests of RWW LLC is no longer owned or controlled by a Person who its Original Owner or (f) any merger, consolidation or sale of substantially all of the property or assets of any Borrower unless such Borrower is merged or consolidated with and into another Borrower or such sale of property or assets is to another Borrower.

“Domestic Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests owned by Rand Worldwide of Rand Subsidiary and Holdings.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus distributions (including tax distributions) made during such period and dividends, minus cash taxes paid during such period, plus, to the extent deducted in the calculation of EBITDA, expenses incurred in connection with the Avatech Solutions, Inc. merger in an aggregate amount not to exceed $1,800,000 to (b) all Debt Payments (other than prepayments of Advances) made during such period.

“Guarantor” shall mean Holdings and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such “Persons.”

“Holdings” shall mean Rand Worldwide Foreign Holdings, Inc., a Delaware corporation formerly known as Rand Worldwide, Inc.

“Maximum Loan Amount” shall mean $9,000,000.

“Maximum Revolving Advance Amount” shall mean $9,000,000; provided, however, that when such term is used with respect solely to US Borrowers it shall mean the Maximum US Revolving Advance Amount and when used with respect solely to Foreign Borrower it shall mean the Maximum Foreign Revolving Advance Amount.

“Maximum US Revolving Advance Amount” shall mean $9,000,000.

“Original Owner” shall mean with respect to (i) RWW LLC, the Ampersand Guarantors, (ii) Rand Worldwide, RWW LLC, (iii) Holdings, Rand Worldwide, (iv) Rand Subsidiary, Rand Worldwide, and (v) Rand A, Holdings.

“Pledge Agreement” shall mean, collectively, that Pledge Agreement dated as of August 14, 2009 executed by Holdings in favor or Agent, as amended from time to time; Pledge Agreement dated as of December 31, 2010 executed by Rand Worldwide in favor of Agent; and any other pledge agreement executed by any other Person to secure the Obligations.

(c) On the Effective Date, Section 1.1 shall be deleted in its entirety and replaced as follows:

Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the unaudited financial statements of Borrowers on a consolidated and consolidating basis for the fiscal year ended December 31, 2010.

(d) On the Effective Date, Section 6.5 shall be deleted in its entirety and replaced as follows:

Fixed Charge Coverage Ratio. Commencing as of March 31, 2011, cause to be maintained as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0, measured on a rolling four (4) quarter basis; provided, however, the calculation for the fiscal quarter ending (i) March 31, 2011 shall be measured on a trailing three (3) month basis, (ii) June 30, 2011 shall be measured on a trailing six (6) month basis, and (iii) September 30, 2011 shall be measured on a trailing nine (9) month basis.

(e) On the Effective Date, Section 9.7 shall be deleted in its entirety and replaced as follows:

Annual Financial Statements. Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Rand Worldwide on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5,7.6, 7.7, 7.8 and 7.11 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

(f) On the Effective Date, Section 13.1 shall be deleted in its entirety and replaced as follows:

Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 31, 2012 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (i) $120,000 if the Early Termination Date occurs on or after the Closing Date to and including December 31, 2011 and (ii) $60,000 if the Early Termination Date occurs on or after January 1, 2012 to and including the date immediately preceding the expiration of the Term. Notwithstanding the foregoing, if Borrowers refinance the Obligations with the proceeds of another credit facility with PNC as Agent at any time on or after January 1, 2012, the early termination fee payable under section (ii) hereof shall be waived.

3. Security Interest. As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in the Loan Agreement, the Other Documents and the Existing Financing Agreements, each Borrower reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located, and Joining Borrower hereby assigns and grants in favor of Agent for its benefit and the ratable benefit of each Lender, a continuing first priority, perfected lien and security interest in and upon the Collateral of Joining Borrower, whether now owned or hereafter acquired or arising and wherever located.

4. Representations and Warranties of Borrowers. Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b) reaffirms all of the covenants contained in the Loan Agreement (as amended hereby), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) represents and warrants that no Default or Event of Default (other than a Potential Default (as defined below)) has occurred and is continuing under any of the Existing Financing Agreements or would occur after giving effect to this Amendment;

(d) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

5. Fee. On the date first noted above, Borrowers shall deliver to Agent, for the benefit of Lenders, a non-refundable fee of $35,000 in immediately available funds, such fee to be fully earned upon receipt and not subject to proration.

6. Consent and Waiver. The Agent and Lenders hereby consent to the Transactions and waive any Defaults or Events of Default existing as of the date hereof (“Potential Default”) as a result of the Transactions.

7. Amendment of Pledge. The Agent and Lenders hereby agree that, as of the Effective Date, the Pledge Agreement dated as of August 14, 2009 by Rand Worldwide Foreign Holdings, Inc., a Delaware corporation (f/k/a Rand Worldwide, Inc.), in favor of Agent shall be amended such that the Equity Interests in Rand Worldwide U.S. shall no longer constitute Pledged Collateral.

8. Termination of Guarantees. The Agent and Lenders hereby agree that the following agreements are terminated effective as of the Effective Date: (a) that certain Amended and Restated Guaranty and Suretyship Agreement dated as of July 23, 2010 by Ampersand 2001 Limited Partnership in favor of Agent and Lenders; (b) that certain Amended and Restated Guaranty and Suretyship Agreement dated as of July 23, 2010 by Ampersand 2006 Limited Partnership in favor of Agent and Lenders; and (c) Amended and Restated Guaranty and Suretyship Agreement dated as of July 23, 2010 by Ampersand 2001 Companion Fund Limited Partnership in favor of Agent and Lenders.

9. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date of satisfaction of the following conditions precedent (“Effective Date”) (all documents to be in form and substance reasonably satisfactory to Agent and Agent’s counsel):

(a) Agent shall have received this Amendment fully executed by the Borrowers.

(b) Agent shall have received an Amended and Restated Revolving Credit Note fully executed by Rand Subsidiary.

(c) Agent shall have received a Pledge Agreement pursuant to which the Equity Interests of Joining Borrower are pledged to Agent by Rand Worldwide, Inc., a Delaware corporation, (“Rand Worldwide”) as security for the Obligations.

(d) Agent shall have received Joining Borrower’s state certified Certificate of Incorporation and Joining Borrower’s Bylaws, certified by an officer of Joining Borrower.

(e) Agent shall have received an incumbency certificate for Joining Borrower identifying all authorized officers with specimen signatures.

(f) Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors, managers or members of each Borrower, as applicable, authorizing the execution and delivery of, and the performance of such Borrower’s obligations under, this Amendment and any related agreements, in each case certified by an officer of such Borrower, as of the Effective Date; and each such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

(g) Agent shall have received the results of the Uniform Commercial Code, judgment and state and federal tax lien searches against Joining Borrower showing no Liens on any of the assets or property of Joining Borrower.

(h) Agent shall have received a good standing certificate for Joining Borrower dated not more than thirty (30) days prior to the date of this Amendment, issued by the Secretary of State of the jurisdiction of incorporation of Joining Borrower.

(i) Agent shall have received an opinion from Edwards Angell Palmer & Dodge LLP concerning Joining Borrower and its execution, delivery and performance of the Loan Agreement and the Other Documents to which it shall be party, satisfactory to Agent and dated as of the Fourth Amendment Closing Date.

(j) Agent shall have received such other agreements, documents or information as requested by Agent in its reasonable discretion.

10. Post-Closing Conditions. Within ten (10) days of the Effective Date, Agent shall have received all original stock certificates accompanied by stock powers, assignments in blank or other instruments of transfer evidencing all Equity Interests held by Rand Worldwide in the Joining Borrower, all in form and substance reasonably satisfactory to Agent.

11. Further Assurances. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

12. Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

13. Reaffirmation of Loan Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

14. Confirmation of Indebtedness. Borrowers confirm and acknowledge that as of the close of business on December 27, 2010, US Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $3,905,245.43, due on account of Revolving Advances and $195,000 on account of undrawn Letters of Credit, Foreign Borrower was indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of $0, plus in each case all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

15. Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that its Guaranty shall remain in full force and effect and shall continue to cover all of the Borrowers’ Obligations to Agent and Lenders in accordance with its respective Guaranty.

16. Miscellaneous.

(a) Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) Governing Law. The terms and conditions of this Amendment shall be governed by the laws of the State of Illinois.

(e) Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or pdf transmission shall be deemed to be an original signature hereto.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

RAND WORLDWIDE SUBSIDIARY, INC.
By:	/s/ Lawrence Rychlak

	Name:	Lawrence Rychlak

Title: President and Chief Financial Officer

RAND A TECHNOLOGY CORPORATION
By:	/s/ Lawrence Rychlak

	Name:	Lawrence Rychlak

Title: President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By:	/s/ John M. Cunningham

Name: John M. Cunningham Title: Vice President

GUARANTORS:

RAND WORLDWIDE FOREIGN HOLDINGS, INC.

By:	/s/ Lawrence Rychlak

	Name:	Lawrence Rychlak

Title: President and Chief Financial Officer